American Century Variable Portfolios, Inc.

AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT (“Agreement”) is effective as of the 31st day of March, 2014, by and between AMERICAN CENTURY VARIABLE PORTFOLIOS, INC., a Maryland corporation (hereinafter called the “Company”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).
WHEREAS, the Corporation and the Investment Manager are parties to a certain Management Agreement effective as of July 16, 2010 (“Agreement”); and

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the addition of the duly established Class II of shares for VP Capital Appreciation Fund.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

1.           Amendment of Schedule A.  Schedule A to the Agreement is hereby amended by deleting it in its entirety and inserting in lieu therefor the Schedule A attached hereto.

2.           Ratification and Confirmation of Agreement.  In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3. Full Force and Effect.  Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers to be effective as of the day and year first above written.

American Century Investment Management, Inc.	American Century Variable Portfolios, Inc.

Otis H. Cowan	Charles A. Etherington
Vice President	Senior Vice President

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American Century Variable Portfolios, Inc.Schedule A: Fee Schedules

Schedule A

Fee Schedules

Series	Investment Strategy Assets	Fee Schedule by Class
		I	II	III	IV
VP Ultra Fund	First $500 million	1.000%	0.900%	1.000%	n/a
	Next $500 million	0.950%	0.850%	0.950%	n/a
	Over $1 billion	0.900%	0.800%	0.900%	n/a
VP Vista Fund	All Assets	1.000%	0.900%	n/a	n/a
VP Capital Appreciation Fund	First $500 million	1.000%	0.900%	n/a	n/a
	Next $500 million	0.950%	0.850%	n/a	n/a
	Over $1 billion	0.900%	0.800%	n/a	n/a
VP Mid Cap Value Fund	All Assets	1.000%	0.900%	n/a	n/a
VP Balanced Fund	First $250 million	0.900%	n/a	n/a	n/a
	Next $250 million	0.850%	n/a	n/a	n/a
	Over $500 million	0.800%	n/a	n/a	n/a
VP Large Company Value Fund	First $1 billion	0.900%	0.800%	n/a	n/a
	Next $4 billion	0.800%	0.700%	n/a	n/a
	Over $5 billion	0.700%	0.600%	n/a	n/a
VP Value Fund	First $500 million	1.000%	0.900%	1.000%	n/a
	Next $500 million	0.950%	0.850%	0.950%	n/a
	Over $1 billion	0.900%	0.800%	0.900%	n/a
VP Income & Growth Fund	First $5 billion	0.700%	0.700%	0.700%	n/a
	Over $5 billion	0.650%	0.650%	0.650%	n/a
VP International Fund	First $250 million	1.500%	1.400%	1.500%	1.400%
	Next $250 million	1.200%	1.100%	1.200%	1.100%
	Next $500 million	1.100%	1.000%	1.100%	1.000%
	Over $1 billion	1.000%	0.900%	1.000%	0.900%

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